Exhibit 99.1
TranS1 Inc. Reports Operating Results for the Third Quarter of 2008
Highlights:
Third quarter revenues increased 39% to $6.0 million
671 TranS1 procedures performed in the quarter
Gross margin was 83.2% for the quarter
GAAP loss per share was $0.23 for the quarter
Non-GAAP loss per share was $0.20 for the quarter
Limited Market Release of the AxiaLIF 2L, Two Level Percutaneous Lumbar Fusion System Completed
WILMINGTON, NC — (PRIME NEWSWIRE)—October 30, 2008—TranS1 Inc. (NASDAQ:TSON), a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease affecting the lower lumbar region of the spine, today announced its financial results for the third quarter ended September 30, 2008.
Revenues were $6.0 million in the third quarter of 2008, representing a 39% increase over revenues of $4.3 million in the third quarter of 2007. Gross margin was 83.2% in the third quarter, an increase from 82.6% in the third quarter of 2007.
Operating expenses were $10.4 million in the third quarter of 2008 compared to $5.9 million in the third quarter of 2007. The increase in operating expenses is primarily attributable to an increase in sales and marketing costs as a result of the continued expansion of the direct sales force, increased commissions as a result of increased sales and increased surgeon training costs. Additionally, general and administrative costs increased primarily due to the addition of personnel and increased legal and professional fees.
Net loss was $4.8 million and $2.2 million for the quarters ended September 30, 2008 and 2007, respectively. GAAP net loss per common share was $0.23 in the third quarter of 2008 compared to a net loss per share of $0.87 in the third quarter of 2007.
For the quarter ended September 30, 2008, on a non-GAAP basis, adjusting for non-cash stock compensation expense, net loss was $0.20 per common share based upon 20,474,000 weighted average common shares outstanding. For the quarter ended September 30, 2007, on a non-GAAP basis, adjusting for non-cash stock compensation expense, the issuance of 6.3 million shares of common stock from the company’s initial public offering in October 2007 and the conversion of preferred stock into common stock in connection with the public offering, net loss was $0.08 per common share based upon 19,667,000 weighted average common shares outstanding.
Cash, cash-equivalents and investments were $83.2 million as of September 30, 2008.

“I am pleased with the early impact the AxiaLIF two-level product has had on our domestic business,” said Rick Randall, President and Chief Executive Officer of TranS1. “I look forward to future growth driven by the transition from the successful limited release to the national launch of the two-level device combined with the continued maturation of our domestic sales force.”
Conference Call
TranS1 will host a conference call today at 4:30 pm EDT to discuss its third quarter financial results. To listen to the conference call on your telephone, please dial 877-548-7906 for domestic callers and 719-325-4917 for international callers approximately ten minutes prior to the start time. The call will be concurrently webcast. To access the live audio broadcast or the subsequent archived recording, visit the TranS1 Web site at www.trans1.com under the investor relations section.
Non-GAAP Measures
Management uses certain non-GAAP financial measures such as non-GAAP net loss and net loss per share, which exclude stock based compensation and include the assumed conversion of preferred stock to common stock. This non-GAAP presentation is given in part to enhance the understanding of the company’s historical financial performance and comparability between periods. The company believes that the non-GAAP presentation to exclude stock-based compensation and the assumed conversion of preferred stock to common stock is relevant and useful information that will be widely used by investors and analysts. Accordingly, the company is disclosing this information to permit additional analysis of the company’s performance. These non-GAAP measures are not in accordance with, or an alternative for, GAAP, and may be different from non-GAAP measures used by other companies. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP. A reconciliation of the GAAP financial measures to the comparable non-GAAP financial measure is included below.
About TranS1 Inc.
TranS1 is a medical device company focused on designing, developing and marketing products that implement its proprietary minimally invasive surgical approach to treat degenerative disc disease affecting the lower lumbar region of the spine. TranS1 currently markets two single-level fusion products, the AxiaLIF® and the AxiaLIF 360º™, and a two-level fusion product, the AxiaLIF 2L™, in the US and Europe. TranS1 was founded in May 2000 and is headquartered in Wilmington, North Carolina. For more information, visit www.trans1.com.
Forward-Looking Statements
This press release includes forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. These risks and uncertainties include, among other things, risks associated with the adoption of a new technology by spine surgeons, product development efforts, regulatory requirements, maintenance and prosecution of adequate intellectual property protection and other economic and competitive factors. These forward looking statements are based on the company’s expectations as of the date of this press release and the company undertakes no obligation to update information provided in this press release. For a discussion of risks and uncertainties associated with TranS1’s business, please review the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007.

CONTACT:
Investors:
TranS1 Inc.
Michael Luetkemeyer, 910-332-1700
Chief Financial Officer
or
Westwicke Partners
Mark Klausner, 443-213-0501
mark.klausner@westwickepartners.com
Source: TranS1 Inc.

TranS1 Inc.
Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2008	2007	2008	2007
Revenue	$6,021	$4,327	$17,950	$11,514
Cost of revenue	1,011	754	3,186	2,213

Gross profit	5,010	3,573	14,764	9,301

Operating expenses:

Research and development	1,163	1,320	3,940	3,599
Sales and marketing	7,782	3,780	20,680	10,616
General and administrative	1,418	812	4,864	1,895

Total operating expenses	10,363	5,912	29,484	16,110

Operating loss	(5,353)	(2,339)	(14,720)	(6,809)

Interest income	589	125	2,218	468

Net loss	$(4,764)	$(2,214)	$(12,502)	$(6,341)

Net loss per common share - basic and diluted	$(0.23)	$(0.87)	$(0.62)	$(2.54)

Weighted average common shares outstanding - basic and diluted	20,474	2,549	20,206	2,495

Stock-based compensation is included in operating expenses in the following categories:
Cost of revenue	$18	$14	$45	$40
Research and development	99	179	394	378
Sales and marketing	445	400	1,319	1,117
General and administrative	181	121	839	239

	$743	$714	$2,597	$1,774

Reconciliation of Second Quarter Results
(in thousands, except per share amounts)
(Unaudited)

	2008	2007
GAAP net loss	$(4,764)	$(2,214)
Stock based compensation	743	714

Non-GAAP net loss	$(4,021)	$(1,500)

Shares used in computing GAAP loss per share	20,474	2,549
Assumed issuance of common shares from initial public offering	—	6,325
Assumed conversion of preferred stock to common stock	—	10,793

Shares used in computing non-GAAP loss per share	20,474	19,667

Non-GAAP loss per share	$(0.20)	$(0.08)

Reconciliation of Year-To-Date Results
(in thousands, except per share amounts)
(Unaudited)

	2008	2007
GAAP net loss	$(12,502)	$(6,341)
Stock based compensation	2,597	1,774

Non-GAAP net loss	$(9,905)	$(4,567)

Shares used in computing GAAP loss per share	20,206	2,495
Assumed issuance of common shares from initial public offering	—	6,325
Assumed conversion of preferred stock to common stock	—	10,793

Shares used in computing non-GAAP loss per share	20,206	19,613

Non-GAAP loss per share	$(0.49)	$(0.23)

TranS1 Inc.
Balance Sheets
(in thousands)
(Unaudited)

	September 30,	December 31,
	2008	2007
Assets

Current assets:
Cash and cash equivalents	$42,930	$64,676
Short-term investments	25,949	29,245
Accounts receivable, net	3,752	3,225
Inventory	5,453	4,025
Prepaid expenses and other assets	401	597

Total current assets	78,485	101,768
Property and equipment, net	1,508	1,088
Long-term investments	14,331	—

Total assets	$94,324	$102,856

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$2,403	$1,631
Accrued expenses	2,198	1,786

Total current liabilities	4,601	3,417

Stockholders’ equity
Common stock	2	2
Additional paid-in capital	133,111	130,325
Accumulated deficit	(43,390)	(30,888)

Total stockholders’ equity	89,723	99,439

Total liabilities and stockholders’ equity	$94,324	$102,856

TranS1 Inc.
Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended Sept. 30,
	2008	2007
Cash flows from operating activities:

Net loss	$(12,502)	$(6,341)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	583	410
Stock-based compensation	2,598	1,774
Allowance for excess and obsolete inventory	376	168
Provision for bad debts	84	32
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(611)	(2,231)
(Increase) decrease in inventory	(1,804)	(1,791)
(Increase) decrease in prepaid expenses	196	(154)
Increase (decrease) in accounts payable	772	1,001
Increase (decrease) in accrued expenses	412	1,062

Net cash used in operating activities	(9,896)	(6,070)

Cash flows from investing activities:

Purchase of property and equipment	(1,003)	(414)
Purchases of short-term investments	(36,495)	(2,783)
Sales and maturities of short-term investments	39,791	10,644
Purchases of long-term investments	(14,331)	—

Net cash provided by (used in) investing activities	(12,038)	7,447

Cash flows from financing activities:

Proceeds from issuance of common stock	188	107
Deferred financing costs	—	(1,214)

Net cash provided by financing activities	188	(1,107)

Net increase (decrease) in cash and cash equivalents	(21,746)	270
Cash and cash equivalents, beginning of period	64,676	5,034

Cash and cash equivalents, end of period	$42,930	$5,304